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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 5 to
FORM 10-SB

GENERAL FORM FOR REGISTRATION OF
SECURITIES OF SMALL BUSINESS ISSUERS
Under Section 12(b) or (g) of the Securities Exchange Act of 1934

MARINE JET TECHNOLOGY CORP.
(Name of Small Business Issuer in its charter)

Nevada (State or other jurisdiction of organization)	88-0450923 (I.R.S. Employer incorporation or Identification Number)

4805 158 Court NE
Redmond, Washington 98052
(Address of principal executive offices, including zip code)

Issuer's telephone number: (425) 869-2723

Securities to be registered under section 12(b) of the Act:

Title of Each Class to be so registered	Name on each exchange on which each class is to be registered

Securities to be registered under section 12(g) of the Act:
Common Stock, $0.001 par value

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INTRODUCTORY STATEMENT

Marine Jet Technology Corp ("Marine Jet" or the "Company") has elected to file this Form 10-SB registration statement on a voluntary basis in order to become a reporting company under the Securities Exchange Act of 1934.

This registration statement, including the information that may be incorporated herein by reference, contains forward-looking statements including statements regarding, among other items, the Company's business and growth strategies, and anticipated trends in the Company's business and demographics. These forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements. For this purpose, any statements contained in the registration statement that are not statements of historical fact may be deemed to be forward- looking statements. Without limiting the generality of the foregoing, words such as "may," "except," "believe," "anticipate," "intend," "could," "estimate," or "continue," or the negative or other variations thereof are intended to identify forward-looking statements.

Part I

Item 1. Description of Business

A.     Business Development and Summary

Marine Jet Technology Corp. (hereinafter referred to as the "Company" or "Marine Jet") was incorporated in Nevada on February 9, 2000, to develop and market boat propulsion technology developed by the President of the Company, Jeff P. Jordan.

Prior to the inception of the Company, Mr. Jordan was granted several patents in the United States, the European Union, Australia and New Zealand. In addition, one patent is pending in Canada. For more information, please refer to the United States Patent and Trademark Office web site at www.uspto.gov. These patents protect various elements of a marine propulsion system that Mr. Jordan had developed with his partner Mr. Robert J. Tomlinson, a current shareholder of the Company.

Also prior to the formation of Marine Jet Technology Corporation, Mr. Jordan asked Mr. David L. Lyman, a current shareholder, who owns and operates a contract-manufacturing firm, to assist in the design of a prototype engine. Mr. Lyman would assist in making the propulsion system suitable for mass production using automated equipment. Mr. Lyman owns and operates IDA, Inc. and has gone to Japan to accept awards as the top quality contract manufacturer for Mitsubishi Heavy Industries. Through IDA, Inc., Mr. Lyman supplies automotive parts machining services to Honeywell and others in the US. His current production is mostly in turbo charger components and intake manifolds, which end up in production vehicles from Volvo, Chrysler and several Japanese manufacturers. Prior to founding IDA, Mr. Lyman was a component part supplier for Genie Garage Door Openers and various other companies. He was associated with Mr. Jordan in the design, manufacture and installation of commercial hydroelectric systems on municipal water systems in Montana for cogeneration. He also has a long history as tool and die maker, pattern maker and model maker.

On May 19, 2000, the Company entered into a Proprietary Rights Agreement with Mr. Lyman, whereby the Company received any and all proprietary rights and future benefits derived from Mr. Lyman's design, development and work on the prototype propulsion system. Pursuant to this agreement, the Company issued 1,000,000 shares of common stock to Mr. Lyman. The value of Mr. Lyman's proprietary rights was negotiated between and among Messrs. Lyman, Jordan and Tomlinson.

On May 19, 2000, the Company entered into a Technology License Agreement with Messrs. Jordan and Tomlinson. In accordance with this agreement, Messrs. Jordan and Tomlinson assigned the rights to three United States patents they owned as individuals, as well as any improvements, reissues or extensions of those patents in the United States or abroad. In exchange for this patent, the Company issued an aggregate of 15,875,000 shares of common stock - of which Mr. Jordan received 14,287,500 common shares and Mr. Tomlinson received 1,587,500 shares of common stock.

In August of 2001, the Company purchased assets from Mr. Jordan for cash. The assets included a test boat, patterns for component castings and related equipment.

B.     Business of the Issuer

Status of Any Publicly Announced New Product or Service

The Company has developed a fully-operation prototype propulsion system. This system has been undergoing test, research and further development by management of the Company. Management has been working on the controls for the system to improve the maneuverability and convenience of the QuickJet. Although the prototype has generally met management's expectation, the Company has been unable to retain either an independent firm or the instrumentation for management to accurately measure the performance specifications of the prototype.

Principal Product and Markets

The Company intends to develop marine jet propulsion systems for sale and to license the rights to manufacture such systems and/or boats incorporating such technology under the name "Quick Jet." Marine Jet Technology seeks to develop and market the Quick Jet technology to produce a proprietary marine jet propulsion system that offers the low-speed thrust and acceleration of a propeller drive, while retaining the safety, convenience and maneuverability of a traditional jet design.

Existing jet boats have the identical problem as the first generation of jet airplanes: although they have high top speeds and are exceptionally maneuverable compared to boats powered by other engine types, initial acceleration is poor. Historically, jet propulsion systems were sized for speed and lacked the low speed thrust required for docking and acceleration. They could either go fast with poor acceleration or could provide acceleration at the trade-off of low top speed.

If it were not for these operating range restrictions, management believes that the majority of boats would be water-jet powered. Propellers and jets both move a column of water in the opposite direction to propel a boat. The propeller's discharge column is submerged, but can be seen and felt. A Marine Jet propulsion system is essentially a propeller in a tube, which has an inlet to supply water to the propeller and a nozzle to direct the propeller's discharge. MJTC technology allows the use of smaller motors which reduces noise and lowers boat weight and fuel consumption, while providing higher acceleration, higher thrust at low boat speeds and heavy load carrying capacity. Management believes that jets are safer than out-drives because there is no exposed propeller in the water. In addition, management believes that jet propulsion systems are more maneuverable than out-drives because the jet outlet is directionally controlled.

MJTC's intelligent inlet duct adjusts to recover the velocity head of the incoming water at all planing speeds and at all throttle positions. This higher inlet efficiency is most important in designs based on larger jets. Larger jets, in turn, are desirable because they produce more thrust at low boat speeds. This parallels engine development in commercial aircraft where high-bypass turbofans move more air through a larger jet for shorter takeoffs.

A combination of larger jet size, efficient inlet duct, and variable nozzle allows greater low speed thrust while increasing top speed and maintaining higher propulsion efficiency at all boat speeds and accelerations over traditional out-board motors. These three innovations work together to move a high volume of water with an efficient inlet duct and an efficient pump operation under all operating conditions:

1.   Larger jet size is desirable because they create greater thrust than smaller ones. However, the bigger the jet, the more power that is lost in the ordinary inlet duct. This power loss has to be made up by the motor and the pump.

2.   An intelligent inlet duct automatically adjusts to recover the power of the incoming water at all planing speeds and at all throttle positions. As the inlet duct becomes more efficient, it increases pressure on the nozzle, which results in higher flow through the system. Unfortunately, higher water flow through the system results in reduced pump efficiency. Hence the need for the variable nozzle to regulate the system flow for pump efficiency.

3.   Thus, a variable rectangular steering nozzle is needed to regulate the system flow for pump efficiency, thereby allowing simultaneous control of nozzle area and steering direction to maintain peak efficiency over wide ranges of boat speed, pump shaft speed and steering vectors.

The Company originally developed the idea of the Marine Jet propulsion system for use in the recreation boating arena. The Company intends to market its water-jet system for commercial use under the name "WorkJET." With more thrust at low boat speeds and larger load carrying capacity than previous marine engine types, management believes that the WorkJET will operate efficiently both inshore and in heavy seas. It has the shallow draft of a jet, yet the stability, sea-keeping and dynamic breaking of a propeller in big swells.

The Company believes that this market is ideal for its product because jet propulsion systems are preferred in the fishing industry for their shallow draft and ability to operate over nets. Until WorkJET, however, management believes that fishing jets have been inefficient under load and at the slower boat speeds required by heavy seas. It is management's belief that the WorkJET's thrust at high and low speeds gives it the advantage over traditional jets.

The engines used with the prototype Quick Jet are the same as are used with existing jets, inboards and stern drives. All use the same engines, which are automobile/truck engines with marine manifolds. The Company does not contemplate developing an entirely new engine or drive system, rather management seeks to improve the use of such engines. The mechanical components that differentiate a Quick Jet boat from an inboard boat or stern drive boat are the gear reduction and the hydraulic appliances in the inlet duct, the pump, the nozzle and the control system. By design of Messrs. Jordan and Lyman, the drive components are expected to be easily manufactured using common processes and methods. The Company has a production prototype under test and development, which was the first unit to test these manufacturing concepts. This design is intended for 18' to 26' boats, the largest boat segment in dollar terms. The Company intends to have its finalized design manufactured under a common contract based on ISO 9000 quality specifications. To date, the Company is continuing testing and development, and has not finalized the design of the Quick Jet system.

Distribution Methods of the Products

The Company's goal is to sell the Quick Jet system in combination with available marine motors to boat manufacturers, who will produce boats incorporating the licensed technology. The Company may also license one or more manufacturers to sell systems based on the technology. In return, manufacturers will pay the Company a royalty on each boat or engine sold that utilizes the Company's technology. At this time, the Company does not intend to produce the Quick Jet engines in-house.

Marine Jet anticipates that the use of existing production and sales capacity offers the most rapid market penetration. For this reason, the Company's strategy centers on developing joint venture and licensing relationships with boat and motor manufacturers. The Company has yet to identify such companies or enter into any manufacturing relationships or joint ventures.

The Company's Internet site, "www.marinejettech.com," is available for industry participants and consumers to learn about the Company's technology. The Company believes that its web site is ideal for answering technical questions, building credibility and creating market interest.

Additionally, the Company has produced a video exhibiting the performance of its test boat. These will be used as 5-minute video commercials that will initially be distributed on VHS cassettes. The Company is planning to distribute this and future video on CD- ROM, DVD and over the Internet to potential clients or licensees.

Competitive Business Condition and Competitive Position

Management estimates that the marine propulsion system market is dominated by a few large manufacturers. Management believes that this market has stagnated due to a lack of innovative new products and that the dominant companies rely almost exclusively on economies of scale to maintain their positions. However, the Company sees no unusual barrier to entry, because:

1.   There are many small manufacturers operating in niches with regional distribution;

2.   The cost of expanding boat production is relatively small; and

3.   There are several retail channels for trailerable boats, including boat shows, boat dealers, personal water vehicle dealers and automobile dealers.

The Company believes the market advantages of a Quick Jet as compared to a propeller are:

1.   Better maneuverability, due to redirection of the jet;

2.   Safety, since the propeller is enclosed, it cannot harm people or marine animals; and

3.   Dependability and reduced maintenance costs, because the propeller cannot entangle or strike submerged objects.

Conversely, the Company considers that disadvantages of the Quick Jet are:

1.   Size - the Quick Jet is larger to handle more water, although the Company has identified methods to make the system unobtrusive;

2.   Placement in the boat - the motor must be placed in an area of the boat to allow for more efficient water flow, which can affect the floor plan of the boat; and

3.   Increased cost - the Quick Jet manufacturing process will initially not enjoy economies of scale that mass-produced propeller drives possess.

Raw Materials

Mr. Dave Lyman, owner of IDA, Inc., based in Heron, Montana, and a shareholder of the Company, has consulted in the design of the Quick Jet system to make it suitable for contract manufacturing of system components. The Company believes that there are sufficient sources of supply for each component of the propulsion system. The Company is not aware of any element of the system that requires unusual or specialized manufacturing techniques.

Patents and Licenses

Prior to the inception of the Company, Mr. Jordan was granted US Patent 5,658,176 in August of 1997, US Patent 5,679,035 in October of 1997 and US Patent 5,683,276 in November of 1997. Patents corresponding to US Patent 5,658,176 have also been granted in the EU, Australia and New Zealand and one is pending in Canada. These patents cover methods of the following:

1.   More efficiently recovering hydraulic power in the inlet duct of the propulsion system,

2.   Regulating the system flow for water pump efficiency and

3.   Moving a higher mass flow rate of the water for greater thrust.

Due to the length and detail of the information contained in the patent documentation, the Company refers readers of this registration statement to view these documents at the United States Patent and Trademark Office's Internet site, which can be found at www.uspto.gov.

The Company exclusively licenses the rights to patents covering the operation and design of a marine propulsion system. Steps taken by the Company to protect these proprietary rights may not be adequate to prevent misappropriation of such rights or third parties from independently developing a functionally equivalent or superior technology. The Company's US Patents expire as follows:

1.   Patent 5,658,176 expires in December 2015,

2.   Patent 5,679,035 expires in February 2016 and

3.   Patent 5,683,276 expires in February 2016.

Governmental Approval

The Company knows of no government approval required for the Quick Jet. The Company seeks to engage prospective contract manufacturers that are already in compliance with government regulations relating to workplace safety, payroll taxes and fair hiring practices, although there is no guarantee of the Company's ability to enter into relationships with such companies.

Effects of Existing or Probable Governmental Regulations

The Company believes that the effect of existing or probable regulations in this business segment will have a positive effect on the Company's operations. With respect to public safety regulations, the Company intends to compete against an exposed propeller system with a completely enclosed water jet system, which it believes will eliminate a significant number of accidents resulting from exposed propellers. With respect to current and probable environmental regulations, the Company believes it will have a similar advantage from eliminating environmental damage done by propellers to manatees, fish, sea grass and other aquatic life. With respect to pollution regulations the Company believes its propulsion technology will encourage the use of four-cycle engines rather than two-cycle engines that produce much more air and water pollution. With respect to noise regulations, the Company believes its designs will isolate gear whine and other propulsion system noise within an acoustically insulated engine enclosure.

Research and Development

Since its inception, the Company has been working on the controls for the boat to better demonstrate the maneuverability and convenience that this system offers. The Company has purchased approximately $1,200 in control components for this purpose.

Generally, the prototype has been under test for nearly two years. Despite performance meeting management's general expectations, the Company has been operating on limited funds and has been unable to secure instrumentation, which is relatively capital-intensive, to measure performance properly. The Company has replaced several system components with improved designs, and is currently working on the ergonomics of the operator interface. The performance of any boat and propulsion system combination is greatly affected by the hull design, so any performance specifications obtained from the test boat will not be directly applicable to other hull designs.

Additionally, the stock and cash paid for the rights to proprietary technology indirectly cover time and money personally spent by the developers of such technology.

Environmental Laws

The Company believes that the Quick Jet is designed to consume less fuel and produce less pollution, less noise and less damage to aquatic life than the current exposed-propeller technology, which will allow contract manufacturers to produce a product that is compliant with environmental legislation.

Employees

Excluding officers, the Company presently has two part-time employees, Jeff P. Jordan, President, and Martha Jordan, Secretary. Mr. Jordan dedicates approximately 75% of his time to the Company's operations, while Mrs. Jordan commits approximately 20% of her time to Marine Jet. The Company's employees are not represented by a collective bargaining agreement, and management believes that the Company's relations with its employees are good.

C.     Reports to Security Holders

(1)   Reporting Requirements

Marine Jet has been subject to the reporting requirements under Section 12(g) of the Securities Act of 1934 as of December 29, 2001.

(2)   Availability of Filings

The public may read and copy any materials Marine Jet files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1- 800-SEC-0330. Additionally, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Item 2.   Management's Analysis of Financial Condition and Plan of Operation

A.     Plan of Operation

Since the Company's inception on February 9, 2000 through December 31, 2002, the Company incurred a net loss of $ 101,423. Marine Jet's efforts have focused primarily on the development of the Company's plan of operations, entering into agreements to utilize proprietary technology, obtaining assets to further develop a prototype Quick Jet motor and raising working capital through equity financing.

The Company anticipates the need to recruit a management team experienced in the marketing of new technology in similar markets, to generate interest in the Company's technology. However, due to the limited availability of funds with which to pay salaries, the Company intends to make stock options a substantial portion of the compensation package for such a management team.

The Company developed controls for the test boat and used it to produce a promotional video, which the Company is disseminating to industry participants. Management notes that the cash on hand necessarily limits progress on these tasks and that failure to obtain additional financing will delay or prevent the completion of such promotional material.

To fund fiscal 2003 operations, management believes that the Company's current financial resources will not be adequate to provide for its working capital needs through December 2002. There are no preliminary loan agreements or understandings between the Company, its officers, directors or affiliates or lending institutions. The Company has no arrangements or commitments for accounts and accounts receivable financing.

Management expects the need to raise additional capital via a public or private offering of equity or debt securities to provide funding for ongoing operations. There are no formal or informal agreements to attain such financing. Any capital attained from the sale of equity or debt securities will be utilized to manufacture an initial production run of Quick Jet systems to provide to potential customers for testing in their boats. In order to be able to begin producing marketable Quick Jet systems, the Company intends to use any proceeds from sales of the Company's equity or debt securities to purchase patterns for castings, tooling for machining those castings and labor to assemble and test the production Quick Jet systems that result.

However, there can be no assurance that any financing can be obtained or, if obtained, that it will be on reasonable terms. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern.

To generate revenues, the Company plans to:

1.   Sell Quick Jet systems to boat builders;

2.   Enter into joint venture marketing agreements with one or more engine builders to sell a propulsion package to boat builders; or

3.   Enter into a joint venture licensing agreement with one or more manufacturers to build and sell systems and boats based upon the Quick Jet technology.

B.     Risk Factors

We Cannot Assure You that the Prototype will be Commercially Successful

There is no assurance that Marine Jet's product development program will lead to any commercially profitable products. The Company's initial licenses of products will require further development and testing prior to commercialization. There is no assurance that any such potential products will be successfully developed and be capable of being produced in commercial quantities at acceptable costs or be successfully marketed. There also is no assurance that Marine Jet will be able to reach its objectives in manufacturing, marketing and sales. The Company has no history of sales or volume manufacturing. There can be no assurance that the Company will successfully manufacture or market any product, either independently or pursuant to manufacturing or marketing agreements with third parties. There is no assurance that such third party arrangements can be successfully negotiated or that such arrangements will be on commercially reasonable terms. To the extent that Marine Jet Technology Corp. arranges with third parties to manufacture or market its products, the success of such products may depend on the efforts of such third parties.

No Assurance of Revenue or Operating Profits

Marine Jet expects to incur substantial operating losses for at least the first two years. The Company currently has no significant sources of revenue, whether from product sales, licensing fees or research funding, and there can be no assurance that it will be able to develop such revenue sources or that its operations will become profitable, even if it is able to commercialize its products. The Company's operating results are and will be volatile and difficult to predict. There can be no assurance that it will be able to operate, expand and develop its operations and products and efficiently maintain adequate control of its expenses. The Company's failure to meet its objectives may have a material adverse effect on its business, operating results and financial condition.

Technological Changes and Uncertainty

Marine Jet business activity focuses on the manufacturing and licensing of innovative products. There can be no assurance that research and discoveries by others will not render some or all of the Company's programs or products noncompetitive or obsolete. No assurance can be given that unforeseen problems will not develop with the patents, technology or products or that the Company will ultimately develop commercially viable products.

Diversification

Marine Jet may be required to diversify its current product development and marketing plans to address the currently unanticipated demands of various markets. No assurance can be given that the Company will be able to complete the development of its first products prior to addressing other products that may represent more significant business opportunities for the Company.

Substantial Competition

The boat manufacturing and boat propulsion businesses are highly competitive. Many companies are marketing products in this business sector based on a variety of existing technologies that are prevalent in the marketplace. Many of these companies have substantially greater financial and other resources, and have substantially more experience in new product development and marketing.

Dependence on Qualified Personnel and Conflict of Interest

Because of the specialized nature of Marine Jet's business, the Company is highly dependent upon its ability to retain Mr. Jeff Jordan as the key, qualified technical innovator and production advisor. There can be no assurance that the Company will be able to retain Mr. Jordan as an employee of the Company, apart from his interest in the success of the Company because of his relatively large common stock holding. Loss of the services of Mr. Jordan would be detrimental to the Company. As the Company develops its business and operations, there is no assurance that it will be able to attract and retain other qualified personnel. The loss of the services of Mr. Jordan or certain other key personnel could have a material adverse effect on the Company's business and prospects. The success of the Company will also be largely dependent upon the ability of the Company to continue to attract quality management and employees to help operate the Company as its operations grow as well as upon the ability of the Company to retain quality management and employees in the companies it plans to invest and/or acquire.

Uncertain Ability to Protect Technology and Products

Although the Company holds domestic and foreign patents, there can be no assurance as to the breadth or the degree of protection that any such patents will afford the Company. Also, there can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise obtain access to the Company's know-how, or that others may not be issued patents that may require licensing and payment of significant fees or royalties by the Company to pursue its business. Moreover, the Company could incur substantial costs in defending itself in any suits brought against it claiming infringement of the patent rights of others or in asserting the Company's patent rights in a suit against another company.

Unproven Products

The Company's products will require further development and testing before they can be commercially marketed or licensed. Other risks include the competitive environment in which the Company operates, as well as risks related to the development, manufacturing, distribution, marketing and technical problems that may be beyond the Company's ability to resolve. There can be no assurance that the company's products will be capable of being produced in commercial quantities, obtain acceptance in the market or be successfully marketed and sold. There is also no assurance that Marine Jet will be able to establish any market for its products. The Company is aware of no directly similar products in any markets. The Company will incur substantial expenses in establishing markets for its products, and in establishing distribution channels within such markets, if and when they are ever established.

Item 3.   Description of Property

A.     Description of Property

The Company's principal offices are located at 4805 158 Court NE, Redmond, WA 98052, telephone: (425) 869-2723. The Company uses the office space pursuant to an oral agreement with Mr. Jordan, the Company's President. The Company believes that this arrangement is suitable given the limited nature of the Company's current operations. There are currently no proposed programs for the renovation, improvement or development of the facilities the Company currently utilizes.

The Company uses the space on a rent free basis. This space totals approximately 200 square feet. The space is furnished with computers, printers, and various other office furniture and equipment.

B.     Investment Policies

Management of the Company does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income. The Company does not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

Item 4.   Security Ownership of Certain Beneficial Owners and Management

A.     Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of December 31, 2002 certain information regarding the beneficial ownership of the common stock of the Company by:

1.   Each person who is known to be the beneficial owner of more than 5% of the common stock,

2.   Each of the directors and executive officers of the Company and

3.   All of the Company's directors and executive officers as a group.

Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse. No change in control is currently being contemplated.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	% of Class
Common Stock	Jeff P. Jordan, President and Director [1]	16,762,500	80.96%
Common Stock	Wilbur Sebree	50,000	0.25%
Common Stock	Officers and Directors as a Group	16,812,500	83.21%
Common Stock	Robert J. Tomlinson [2]	2,062,500	10.21%
Common Stock	Benjamin B. Jordan	100,000	0.49%
Common Stock	Julie P. Jordan	100,000	0.49%

[1]   The address of Mr. Jeff P. Jordan, Benjamin B. Jordan and Julie P. Jordan is c/o Marine Jet Technology Corp., 500 North Rainbow Blvd, Suite 300, Las Vegas, NV 89107.
[2]   Mr. Tomlinson may be contacted at 1074 Hawley Way NE, Bainbridge Island, WA 98110.

B.     Change in Control

No arrangements exist that may result in a change of control of Marine Jet.

Item 5.   Directors and Executive Officers, Promoters and Control Persons

A.     Directors, Executive Officers and Significant Employees

The names, ages and positions of the Company's directors, executive officers and significant employees are as follows:

Name	Age	Position	Director	Since Term
Jeff P. Jordan	56	President and Director	February 2000	1 year [1]
Martha A. Jordan	55	Secretary and Director	August 2001	1 year [1]
Wilbur Sebree	48	Director	August 2001	1 year [1]
Marilyn J. Holt	46	Director	April 2001	1 year [1]

[1]   Directors hold office for one year or until a successor or successors are elected and appointed.
[2]   None of the officers and directors of the Company have held any position in a reporting company other than Marine Jet Technology Corporation.

Jeff P. Jordan, President and Director

Mr. Jordan has been the Vice President of Operations for three technology development and manufacturing firms in the marine, hydroelectric and biotechnology industries. Since 1994, Mr. Jordan has worked in the boating industry. During this period, Mr. Jordan completed theoretical development and filed patent applications on jet water propulsion systems. Mr. Jordan's experience also includes service as Vice President of Operations for Unisyn Biowaste Technology in Hawaii, where he developed organic waste processing systems. He attempted to develop economically feasible solutions for garbage disposal and industrial waste treatment. During his tenure at Unisyn, Mr. Jordan re-engineered or replaced most components of the company's existing systems. He developed a water treatment and clarification system, as well as designed and implemented a system for source separation of wet wastes. His other achievements with Unisyn included designing and prototyping a waste transport system, reduced and replaced ineffective staff and directed development of an entrepreneurial business plan for Unisyn to seek venture capital. Prior to his work at Unisyn, Mr. Jordan was a venture partner and investor on hydroelectric developments, and was President of the Northwest Venture Group based in Seattle, Washington. He produced and executed a business plan for the identification, detailed study and development of small commercial hydroelectric sites in Idaho and Montana. Mr. Jordan also directed the design, development and manufacturing of hydroelectric turbine-generator systems for installation in these commercial hydroelectric developments.

Martha A. Jordan, Secretary and Director

Martha Jordan has been employed part time as a technical writer, graphics designer and office assistant, in addition to spending about half of her time in support of MJTC.

Wilbur Sebree, Director

Wilbur Sebree has been an attorney in the Seattle, Washington area, specializing in small business contracts and litigation for more than 5 years.

Marilyn J. Holt, Director

Marilyn J. Holt owns Holt Capital, which is the successor of her consulting business in Seattle, Washington, which she has owned and worked with over the last 25 years. She is a Certified Management Consultant, Real Estate Broker in the sale of businesses, and an Investment Advisor registered in the State of Washington.

B.     Family Relationships

Martha A. Jordan, Secretary and Director of the Company, is the wife of Jeff P. Jordan, President and Director of the Company.

Benjamin B. Jordan, a shareholder of the Company, is the son of Jeff P. Jordan and Martha A. Jordan.

Julie P. Jordan, a shareholder of the Company, is the daughter of Jeff P. Jordan and Martha A. Jordan.

Item 6.   Executive Compensation

A.     Remuneration of Directors, Executive Officers and Significant Employees

The Company does not have employment agreements with its executive officers. The Company has yet to determine the appropriate terms needed for the creation of employment agreements for its officers. There has been no discussion with any of the Company's officers regarding any potential terms of these agreements, nor have such terms been determined with any specificity. The Company plans to have these agreements completed by the beginning of the next year. There are no proposals, understandings or arrangements concerning accrued earnings to be paid in the future. In the meanwhile, none of the Company's executive officers have been drawing salaries since they were appointed to their positions.

Summary Compensation Table

Annual Compensation	Long-Term Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen-sation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compen- sation ($)
Jeff P. Jordan President and Director	2002	0	0	0	0	0	0	0
Martha A. Jordan Secretary and Director	2002	0	0	0	0	0	0	0
Wilbur Sebree Director	2002	0	0	0	0	0	0	0
Marilyn J. Holt Director	2002	0	0	0	0	0	0	0

Compensation of Directors

There were no arrangements pursuant to which any director was compensated for the period from February 9, 2000 to December 31, 2002, for services provided as a director.

Item 7.   Certain Relationships and Related Transactions

On May 19, 2000, the Company entered into a Proprietary Rights Agreement with David Lyman, a shareholder of the Company and a co- developer of the Quick Jet technology, whereby the Company received any and all proprietary rights and future benefits derived from Mr. Lyman's design, development and work on the prototype propulsion system. In consideration for this Agreement, the Company issued 1,000,000 shares of common stock to Mr. Lyman. The value of Mr. Lyman's proprietary rights was negotiated between and among Messrs. Lyman, Jordan and Tomlinson as $1,000. Please refer to Note 4 to the Financial Statements in Part F/S of this registration statement.

On May 19, 2000, the Company entered into a Technology License Agreement with Jeff P. Jordan and Robert J. Tomlinson, both of whom are officers and directors of the Company, to issue rights to all of the marketing, proprietary, licensing, patent and intellectual rights to certain US Patents, in exchange for 15,875,000 shares of the Company's $0.001 par value common stock. The patents secure the rights to development of marine jet propulsion technology used to provide more efficient inlet ducts, power transfer, and jet pump operation. The Patents have a valuation of $7,568,000, as determined by Brueggeman and Johnson, P.C., a certified business valuation firm located in Seattle, Washington, in their valuation report dated April 24, 2000. The Company has recorded the purchase at the historical cost of $55,238. However, because the patents have not demonstrated their technological or commercial feasibility as of March 31, 2002 and December 31, 2001, and since significant risks exist because of uncertainties the Company may face in the form of time and costs necessary to produce technological and commercial feasibility, there is uncertainty that the Company will be able to realize any value from the intangible asset should the technology fail to become viable.

The Company also entered into Non-Competition Agreements with the Messrs. Jordan and Tomlinson, whereby such individuals will not engage in or carry on, directly or indirectly, any business in competition with the business of the Company relating to the Patents that are the subject of the Patent License Agreement. The Non-Competition Agreements are in effect for a period of five years from the date of execution.

In August of 2001, the Company purchased a boat, tooling and construction services from Jeff P. Jordan, an officer and director of the Company for cash in the amount of $30,000. The property consists of a test boat, trailer and production-related patterns and tooling used in the development of a prototype marine propulsion system.

Item 8.   Description of Securities

The Company's authorized capital stock consists of 45,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value. As of December 31, 2002, the Company had 20,205,570 shares of common stock outstanding. To date, the Company has not issued preferred stock and has no plans, commitments or understandings to do so. The following summary about certain provisions of the Company's common stock and preferred stock is not complete and is subject to the provisions of the Company's "Articles of Incorporation" and bylaws.

Common Stock

Holders of the Company's common stock:

1.   Have equal rights to dividends from funds legally available, ratably, when as and if declared by the Company's Board of Directors;

2.   Are entitled to share, ratably, in all of the Company's assets available for distribution upon liquidation, dissolution or winding up of the Company's business affairs;

3.   Do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable;

4.   Are entitled to 1 vote per share of common stock owned, on all matters that stockholders may vote and at all meetings of shareholders; and

5.   Are fully paid and non-assessable. Additionally, there is no cumulative voting for the election of directors.

Preferred Stock

Although the Company has not issued any preferred stock to date, nor has the Company developed the descriptive attributes of these preferred shares, the Company can issue shares of preferred stock in series with such preferences and designations as its board of directors may determine. The Company's board can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights. This could dilute the voting strength of the holders of common stock and may help the Company's management impede a takeover or attempted change in control.

Nevada Anti-Takeover Provisions

The anti-takeover provisions of Sections 78.411 through 78.445 of the Nevada Corporation Law apply to Marine Jet Technology Corporation. Section 78.438 of the Nevada law prohibits the Company from merging with or selling MJTC or more than 5% of the Company's assets or stock to any shareholder who owns or owned more than 10% of any stock or any entity related to a 10% shareholder for three years after the date on which the shareholder acquired the MJTC shares, unless the transaction is approved by the Company's Board of Directors. The provisions also prohibit the Company from completing any of the transactions described in the preceding sentence with a 10% shareholder who has held the shares more than three years and its related entities unless the transaction is approved by the Company's Board of Directors or a majority of its shares, other than shares owned by that 10% shareholder or any related entity. These provisions could delay, defer or prevent a change in control of Marine Jet.

Part II

Item 1.   Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

A.     Market for the Registrant's Equity

The Company's common stock is not traded on any public market and there has been no trading market to date.

There are no outstanding options or warrants to purchase, or securities convertible into, common stock of the Company.

As of December 31, 2002, there were 20,205,570 shares of par value common stock issued and outstanding.

The Company's management has considered a potential offering of its common equity, which could have a material effect on the future market price of the Company's common equity. However, there are no agreements or commitments to enact such an offering of securities at this time.

B.     Security Holders

As of December 31, 2002, the Company had approximately 106 shareholders of record.

C.     Dividends

To the date of this Registration Statement, the Company has not declared nor paid any dividends on its Common Stock.

As of the date of this Registration Statement, the Company does not have a formal dividend policy.

Item 2.   Legal Proceedings

The Company is not and has not been a party to any pending legal proceeding involving any private party or federal, state or local authority.

Item 3.   Changes in and Disagreements with Accountants

On January 15, 2002, the Company engaged Chavez & Koch, CPA's as its principal accountants to replace its former principal accountants, G. Brad Beckstead, CPA. The decision to change accountants was approved by the Board of Directors of the registrant.

During the Company's most recent two fiscal years and during any subsequent interim periods preceding the date of termination, the Company has had no disagreements with G. Brad Beckstead, CPA on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

No accountant's report on the financial statements for the past two years contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles, except the audited statements prepared by G. Brad Beckstead, CPA did contain a going concern qualification; such financial statements did not contain any adjustments for uncertainties stated therein. In addition, G. Brad Beckstead, CPA did not advise the Company with regard to any of the following:

1.   That internal controls necessary to develop reliable financial statements did not exist; or

2.   That information has come to the attention of Semple & Cooper, which made them unwilling to rely on management's representations, or unwilling to be associated with the financial statements prepared by management; or

3.   That the scope of the audit should be expanded significantly, or information has come to the accountant's attention that the accountant has concluded will, or if further investigated might, materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent audited financial statements, and the issue was not resolved to the accountant's satisfaction prior to its resignation or dismissal; and

During the most recent two fiscal years and during any subsequent interim periods preceding the date of engagement, the registrant has not consulted Chavez & Koch, CPA's regarding any matter requiring disclosure under Regulation S-K, Item 304(a)(2).

Item 4. Recent Sale of Unregistered Securities

On February 11, 2000, the Company issued 105,000 shares of its $0.001 par value common stock to Jeff Jordan, the Company's President and founding shareholder, for $105 in cash. The shares were issued in accordance with Section 4(2) of the Securities Act of 1933, as amended.

On February 12, 2000, the Company issued 3,125,000 shares of its par value common stock to the two company founders as follows:

1.   Jeff P. Jordan - 1,083,500 shares of common stock for cash in the amount of $1,083.50

2.   Robert J. Tomlinson - 541,750 shares of common stock for cash of $542.

The above shares were issued in accordance with Section 4(2) of the Securities Act.

On May 18, 2000, the Company issued 100,000 shares of its par value common stock to Jeff Jordan for $100 in cash. The shares were issued in accordance with Section 4(2) of the Securities Act.

On May 19, 2000, Marine Jet issued 1,000,000 shares of common stock to David L. Lyman pursuant to a Proprietary Rights Agreement. In accordance with the agreement, Mr. Lyman conveyed proprietary rights to the Company in exchange for common stock of the Company valued at $1,000. The shares were issued in accordance with Section 4(2) of the Securities Act.

On May 19, 2000, Marine Jet issued 14,287,500 shares of common stock to Jeff P. Jordan and 1,587,500 shares to Robert J. Tomlinson pursuant to a Technology Licensing Agreement. The shares were issued in accordance with Section 4(2) of the Securities Act. The valuation of the Agreement was determined by an independent valuation analysis.

In July of 2000, the Company was issued a permit to sell securities by the State of Nevada, pursuant to an application for registration by qualification of the Company's offering of Common Stock in that state. The application for registration by qualification was filed pursuant to the provisions of NRS 90.490, which requires the public filing and delivery to investors of a substantive disclosure document before sale. By July 31, 2001, the Company completed the offering of shares of common stock made pursuant to Regulation D, Rule 504 of the Securities Act, and the registration by qualification of said offering in the State of Nevada, whereby the Company sold 527,570 shares of Common Stock at a price of $0.20 per share to approximately 98 unaffiliated shareholders of record. The entire offering was conducted exclusively in the State of Nevada, pursuant to the permit issued by the State of Nevada. In addition, this offering was made on a best efforts basis. The aggregate offering price for the offering closed on July 31, 2001 was $105,514.

At the time of the offering closed July 31, 2001, the Company was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act or 1934, as amended. Further, the Company is not now, nor was it at the time of the offering, considered to be an investment company. Finally, since inception, the Company has pursued a specific business plan to provide interactive and media services, and continues to do so.

There have been no other issuances of common stock or preferred stock.

On December 21, 2001, Jeff P. Jordan transferred restricted control common stock in private transactions not involving the issuer pursuant to an exemption from registration under Section 4(1) of the Securities Act as a gift to the following individuals:

Name	Shares
Benjamin B. Jordan Julie P. Jordan Wilbur Sebree Ronald A. Davis	100,000 100,000 50,000 50,000

Also on December 21, 2001, Jeff P. Jordan sold 80,000 shares of his personal holdings of common stock to George Christensen for $8,000 in cash. These shares were sold in a private transaction, not involving the issuer, and made in reliance upon an exemption from registration pursuant to Section 4(1) of the Securities Act. The shares were valued at the price at which the common stock of the issuer were sold in the offering made pursuant to Regulation D, Rule 504.

Item 5.   Indemnification of Directors and Officers

The Bylaws of the Company provide for indemnification of its directors, officers and employees as follows:

Every director, officer, or employee of the Corporation shall be indemnified by the Corporation against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation.

The Bylaws of the Company further state that the Company shall provide to any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable Nevada law. The Board of Directors may, in its discretion, direct the purchase of liability insurance by way of implementing the provisions of this Article. However, the Company has yet to purchase any such insurance and has no plans to do so.

The Articles of Incorporation of the Company state that a director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends. Any repeal or modification of this Article by stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

The Articles of Incorporation of the Company further state that every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the corporation, or who is serving at the request of the corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CONTENTS
INDEPENDENT AUDITORS' REPORT

FINANCIAL STATEMENTS:
Balance sheets	F-1
Statements of operations and accumulated deficit	F-2
Statement of changes in stockholders' equity	F-3
Statements of cash flows	F-4
NOTES TO FINANCIAL STATEMENTS	F-5 - F-11

INDEPENDENT AUDITORS' REPORT

FINANCIAL STATEMENTS:
Balance sheets	F-12
Statement of operations and accumulated deficit	F-13
Statement of changes in stockholders' equity	F-14
Statement of cash flows	F-15
NOTES TO FINANCIAL STATEMENTS	F-16 - F-21

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Marine Jet Technology, Corp:

We have audited the accompanying balance sheets of Marine Jet Technology, Corp. (a Development Stage Company) (a Nevada corporation) as of December 31, 2002 and 2001 and the statements of operations and accumulated deficit for the three months and twelve months ended December 31, 2002 and 2001 and from February 9, 2000 (date of inception) to December 31, 2002. We have also audited the statement of cash flows for the years ended December 31, 2002 and 2001 and the statement of changes in stockholders' equity from February 9, 2000 (date of inception) to December 31, 2002 These financial statements are the responsibility of the Marine Jet Technology, Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marine Jet Technology, Corp. as of December 31, 2002 and the result of its operations, accumulated deficit, other comprehensive income, its cash flows and changes in stockholders' equity for the year ended December 31, 2002 and from February 9, 2000 (Date of inception) to December 31, 2002, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As disclosed in Note 9 to these financial statements, the Company has had limited operations and has not established a long-term source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regards to this issue is also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Chavez & Koch, CPA's, Ltd. Chavez & Koch, CPA's, Ltd.

February 4, 2003
Henderson, Nevada

MARINE JET TECHNOLOGY CORP. (A Development Stage Company) BALANCE SHEETS AS OF DECEMBER 31, 2002 & 2001

	12/31/02	12/31/01
ASSETS
CURRENT ASSETS:
Cash	$16,214	$31,367
Prepaid expenses	405	810
Total current assets	16,619	32,177
FIXED ASSETS:
Office equipment	689	689
Equipment and machinery	30,000	30,000
Accumulated depreciation	(8,134)	(2,035)
Total fixed assets	22,555	28,654
OTHER ASSETS:
Amortized Intangible Assets:
Proprietary rights agreement, net of amortization	813	884
Patents, net of amortization	45,109	49,086
Total other assets	45,922	49,970

TOTAL ASSETS	$85,096	$110,801

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$-	$-
Total current liabilities	-	-
STOCKHOLDERS' EQUITY:
Common stock, $0.001 par value, 45,000,000 shares
authorized 20,732,570 shares issued
and outstanding as of 12/31/02 and 12/31/01,
Preferred stock, $0.001 par value, 5,000,000 shares
authorized, no shares issued and outstanding
as of 12/31/02 and 12/31/01, respectively.	-	-
Additional paid-in capital	168,280	158,436
Accumulated deficit during devolopment stage	(103,917)	(68,368)
Total stockholders' equity	64,363	90,068
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$64,363	$90,068

The accompanying independent auditor's review report and notes to financial statements should be read in conjunction with these Balance Sheets.

MARINE JET TECHNOLOGY CORP.
(A Development Stage Company)
STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2002 AND 2001 AND
FROM INCEPTION TO DECEMBER 31, 2002

	Three months ended		Twelve months ended		Inception to
	12/31/2002	12/31/2001	12/31/02	12/31/01	12/31/02
REVENUES:	$-	$-	$-	$-	$-

EXPENSES:
General and administrative expenses	11,249	12,335	25,401	43,250	90,726
Depreciation expense	1,537	2,035	6,098	2,035	8,133
Amortization expense	1,020	1,021	4,049	3,775	7,824
TOTAL EXPENSES	13,806	15,391	35,548	49,060	106,683

OPERATING INCOME (LOSS)	(13,806)	(15,391)	(35,548)	(49,060)	(106,683)

Other income (expense):
Interest expense	-	-	-	(590)	(590)
Gain on forgiveness of debt	-	-	-	-	5,850

TOTAL OTHER INCOME (EXPENSE)	-	-	-	(590)	5,260

NET INCOME (LOSS)	(13,806)	(15,391)	(35,548)	(49,650)	(101,423)

Accumulated Deficit, beginning of period	(90,110)	(52,977)	(68,368)	(18,718)	-
As previously reported					-
Correction of an error (amortization)	-	-	-	-	(2,493)
Adjusted accumulated deficit, beginning of period	(90,110)	(52,977)	(68,368)	(18,718)	(2,493)

Accumulated Deficit, end of period	$(103,916)	$(68,368)	$(103,916)	$(68,368)	$(103,916)

Weighted average number
of shares outstanding	20,732,570	20,468,785	20,732,570	20,468,785	20,732,570

Net income (loss) per basic shares	$(0.00)	$(0.00)	$(0.00)	$(0.00)	$(0.01)
Net income (loss) per diluted shares	$(0.00)	$(0.00)	$(0.00)	$(0.00)	$(0.01)

The accompanying independent auditor's report and notes to financial statements should be read in conjunction with these Statements of Operations and Accumulated Deficit.

MARINE JET TECHNOLOGY CORP. (A Development Stage Company) STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY FROM INCEPTION TO DECEMBER 31, 2002
			Additional Paid-in	Accumulated Deficit During	Total Stockholders'
	Shares	Amount	Capital	Dev. Stage	Equity
Issued for cash
February 11, 2000	105,000	$105	$-	$-	$105
Issued for cash
February 12, 2000	3,125,000	3,125	-	-	3,125
Issued for cash
May 18, 2000	100,000	100	-	-	100
Issued for proprietary rights agreement
May 19, 2000	1,000,000	1,000	-	-	1,000
Issued for patents
May 19, 2000	15,875,000	15,875	7,552,125	-	7,568,000
Expense paid for by an officer & director
December 31, 2000	-	-	4,790	-	4,790
Net income (loss)
December 31, 2000	-	-	-	(310,575)	(310,575)
Prior Period Adjustment (Amortization)	-	-	-	291,857	291,857
Prior Period Adjustment (Patents valuation)	-	-	(7,518,219)	-	(7,518,219)
504 Offering
July 31, 2001	527,570	528	104,986	-	105,514
Expenses paid for by an officer & director
September 30, 2001	-	-	11,575	-	11,575
Expenses paid for by an officer & director
December 31, 2001	-	-	3,179	-	3,179
Net income (loss) for the twelve months ended
December 31, 2001	-	-	-	(49,650)	(49,650)
Balance
December 31, 2001	20,732,570	20,733	158,436	(68,368)	110,801
Expenses paid for by an officer & director
December 31, 2001	-	-	9,844	-	9,844
Net income (loss) for the twelve months ended
December 31, 2002	-	-	-	(35,549)	(35,549)
Balance
December 31, 2002	20,732,570	$20,733	$168,280	$(103,917)	$85,096

The accompanying independent auditor's report and notes to financial statements should be read in conjunction with these Statements of Changes in Stockholders' Equity.

MARINE JET TECHNOLOGY CORP. (A Development Stage Company) STATEMENT OF CASH FLOWS TWELVE MONTHS ENDED DECEMBER 31, 2002 AND 2001
	1/1/2002 -	1/1/2001-
	12/31/2002	12/31/2001
CASH FLOWS FROM OPERATING ACTIVITIES:	$(35,549)	$(49,650)
Net income (loss)

Adjustments to reconcile net (loss) net cash (used in)
provided by operating activities:
Depreciation and amortization	10,147	5,810
(Increase) decrease in prepaid expenses	405	(810)
Increase (decrease) in accounts payable	-	(945)
NET CASH USED IN OPERATING ACTIVITIES	(24,997)	(45,595)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of capital assets	-	(30,688)
Purchase of licensing agreement, patents	-	(5,458)
NET CASH USED IN INVESTING ACTIVITIES	-	(36,146)

CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease in note payable-shareholder	-	(7,375)
Proceeds from issuance of capital stock	-	120,268
Expenses paid for by an officer & director	9,844	-
NET CASH PROVIDED BY INVESTING ACTIVITIES	-	112,893

NET INCREASE (DECREASE) IN CASH	(15,153)	31,152

CASH, BEGINNING OF PERIOD	31,367	215
CASH, END OF PERIOD	$16,214	$31,367

Supplemental disclosures:
Interest paid	$-	$590
Taxes paid	$-	$-

The accompanying independent auditor's report and notes to financial statements should be read in conjunction with this Statement of Cash Flows.

MARINE JET TECHNOLOGY CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2002

NOTE 1 - ORGANIZATION AND BACKGROUND

Marine Jet Technology, Corp. (a U.S. Operating Company and Nevada corporation) incorporated on February 9, 2000.The company was formed to develop and market a boat propulsion technology developed by the President of the Company. The Company currently has minimal operations and in accordance with SFAS #7, the Company is considered a devolopment stage company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The financial statements of Marine Jet Technology, Corp. have been prepared on the accrual basis. Revenues are recognized when earned and expenses are recognized in the period incurred. The fiscal year end is December 31.

Cash and cash equivalents

The Company considers short-term investments with an original maturity of three months or less to be cash equivalents.

Prepaid expenses

The Company amortizes prepaid expenses over a period equivalent to the term of commitment. Prepaid expenses for the periods ended December 31, 2002 and December 31, 2001 were $405 and $810, respectively.

Fixed assets

Fixed assets are recorded at cost. Ordinary maintenance and repairs are charged to expense as incurred and costs that materially increase the life of the assets are capitalized. Depreciation is recorded using the straight-line method over the estimated useful life of the assets, which are as follows:

Office equipment Equipment and machinery Computer equipment Software Office furniture	7 years 5 years 5 years 5 years 7 years

Depreciation for the periods ended December 31, 2002, and December 31, 2001 was $6,098 and $2,035, respectively.

MARINE JET TECHNOLOGY CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
AS OF DECEMBER 31, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings Per Share Calculations

Basic earnings per common share ("EPS") are computed by dividing income available to common stockholders by the weighed-average number of common shares outstanding for the period. The weighed-average number of common shares outstanding for computing basic EPS was 20,732,570 for the periods ended December 31, 2002 and 2001. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. As of December 31, 2002 and 2001, the Company had no outstanding securities that could have a dilutive effect on the outstanding common stock, respectively.

Amortized Intangible assets

Intangible Assets are recorded at their historical cost. Amortization is recorded using the straight-line method over the estimated useful life of the assets, which are as follows:

Proprietary rights agreement Patents	14 years 13-14 years

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (SFAS #109) "Accounting for Income Taxes" ("SFAS No. 109"), which require the use of the liability method. SFAS No. 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in periods in which the deferred tax assets and liabilities are expected to be settled or realized.

MARINE JET TECHNOLOGY CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
AS OF DECEMBER 31, 2002

NOTE 3 - COMMITMENTS

The Company entered into a two-year lease agreement for office space and mail forwarding services for $135 per month that ends on May 31, 2002. On July 18, 2001, the Company paid the lease in full.

NOTE 4 - AMORTIZED INTANGIBLE ASSETS

Proprietary Rights Agreement (non-cash transaction)

The Company has recorded the purchase of a proprietary rights agreement on May 18, 2000 from David Lyman, co-developer of the boat propulsion technology. The Company recorded the agreement for a consideration of 1,000,000 shares of $0.001 par value stock of the Company, valued at $1,000.

The Company has adopted SFAS 142. Under guidance from SFAS 142, Management has determined that the value of the proprietary rights agreement, purchased in May of 2000, has not significantly decreased and there has been no reduction in the usefulness of the asset for the periods ended December 31, 2002 and December 31, 2001.

Patent Licensing Agreement

The Company has recorded the purchase of a patent licensing agreement using the seller's historical cost of $55,238. The licensing agreement provides the company with proprietary, licensing, patent, marketing and other intellectual property rights related to the patents. The patents secure the rights to the devolopment of marine jet propulsion technology used to provide more efficient inlet ducts, power transfer, and jet pump operation.

The Company has adopted SFAS 142. Under guidance from SFAS 142, Management has determined that as the major intangible asset, the value of the patent licensing agreement, purchased in April of 2000, has not significantly decreased and there has been no reduction in the usefulness of the asset for the periods ended December 31, 2002 and December 31, 2001.

Because the patents have not demonstrated their technological or commercial feasibility as of December 31, 2002 and December 31, 2001, and since significant risks exist because of uncertainties the Company may face in the form of time and costs necessary to produce technological and commercial feasibility, there is uncertainty that the Company will be able to realize any value from the intangible asset should the technology fail to become viable.

MARINE JET TECHNOLOGY CORP.
(A Devolopment Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
AS OF DECEMBER 31, 2002

NOTE 4 - AMORTIZED INTANGIBLE ASSETS (CONTINUED)

Amortized Intangible Assets

Amortization expense for the periods ended December 31, 2002, and December 31, 2001 was $4,049 and $3,775, respectively.

	For the periods ended December 31:
	2002	2001
Proprietary rights agreement	$1,000	$1,000
Patents	55,238	55,238
Gross Carrying Amounts	56,238	56,238
Less: Accumulated Amortization	10,316	6,268
Net Amortized Intangible Assets	$45,922	$49,970

NOTE 5 - STOCKHOLDER'S EQUITY

On February 11, 2000, the Company issued 105,000 of its $0.001 par value common stock to an officer and director of the Company for cash in the amount of $105. Of the total amount received, $105 is considered common stock and $0 is considered additional paid-in capital.

On February 12, 2000, the Company issued 3,125,000 shares of its $0.001 par value common stock as founder's shares to the Company's officers and directors for cash of $3,125. Of the total amount received, $3,125 is considered common stock and $0 is considered additional paid-in capital.

On May 18, 2000, the Company issued 100,000 shares of its $0.001 par value common stock to an officer and director of the Company for cash in the amount of $100. Of the total amount received, $100 is considered common stock and $0 is considered additional paid-in capital.

On May 19, 2000, the Company issued 1,000,000 shares of its $0.001 par value common stock as consideration for a "Proprietary Rights Agreement" valued at $1,000 (See Note 4). Of the total amount received, $1,000 is considered common stock and $0 is considered additional paid-in capital.

MARINE JET TECHNOLOGY CORP.
(A Devolopment Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
AS OF DECEMBER 31, 2002

NOTE 5 - STOCKHOLDER'S EQUITY (CONTINUED)

On May 19, 2000, the Company issued 15,875,000 shares of its $0.001 par value common stock as consideration for a "Patent Licensing Agreement" valued at $55,238 (See Note 8). Of the total amount received, $15,875 is considered common stock and $33,906 is considered additional paid-in capital.

During the period ended December 31, 2001, an officer, director and shareholder of the Company paid for expenses on behalf of the Company totaling $4,790. Of the total amount received, $0 is considered common stock and $4,790 is considered additional paid-in capital.

On July 31, 2001, the Company closed its Rule 504 offering and issued 527,570 shares of its $0.001 par value common stock for cash in the amount of $105,514. Of the total amount paid, $528 is considered common stock and $104,986 is considered additional paid-in capital.

During the period ended September 30, 2001, an officer, director and shareholder of the Company paid for expenses on behalf of the Company totaling $11,575. Of the total amount received, $0 is considered common stock and $11,575 is considered additional paid-in capital.

During the period ended December 31, 2001, an officer, director and shareholder of the Company paid for expenses on behalf of the Company totaling $3,179. Of the total amount received, $0 is considered common stock and $3,179 is considered additional paid-in capital.

During the period ended December 31, 2002, an officer, director and shareholder of the Company paid for expenses on behalf of the Company totaling $9,844. Of the total amount received, $0 is considered common stock and $9,844 is considered additional paid-in capital.

For the periods ended December 31, 2002 and December 30, 2001, the Company had 20,732,570 shares of common stock issued and outstanding, held by 113 shareholders of record for both periods.

NOTE 6 - WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional shares of common stock that are not disclosed on the balance sheets.

MARINE JET TECHNOLOGY CORP.
(A Devolopment Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
AS OF DECEMBER 31, 2002

NOTE 7 - RELATED PARTY TRANSACTIONS

The Company entered into a Patent License Agreement ("Agreement") with Jeff P. Jordan and Robert J. Tomlinson ("Licensors"), officers and directors of the Company, to issue rights to all of the marketing, proprietary, licensing, patent and intellectual rights to US Patent #5,658,176, "Marine Jet propulsion System", US Patent #5,679,035, "Marine Jet Propulsion Nozzle and Method", and US Patent #5,683,276, "Marine Jet Propulsion Inlet Duct and Method", in exchange for 15,875,000 shares of the company's $0.001 par value common stock (See Note 6). The Agreement grants to the Company exclusive rights to the use of the Patents for all applications under 400hp.

The Company also entered into NonCompetition Agreements with the Licensors whereby for a period of 5 years from the date of the agreement, Licensors will not engage in or carry on, directly or indirectly, any business in competition with the business of the Company relating to the Patents that are the subject of the Patent License Agreement. No valuable consideration was given for the NonCompetition Agreements.

The Company purchased equipment from an officer and director of the Company on August 31, 2001 with cash in the amount of $30,000.

NOTE 8 - INCOME TAXES

As of December 31, 2002, the Company has a net operating loss carry forward of approximately $111,852 for tax purposes, which will be available to offset future taxable income. If not used, this carry forward will expire in 2022. The deferred tax asset relating to the net operating loss carry forward of approximately $17,780 has been fully reserved at June 30, 2002.

NOTE 9 - GOING CONCERN

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which assumes the realization of assets and liquidation of liabilities in the normal course of business.

Since the Company has not commenced its planned principal operations, the Company intends to raise sufficient capital needed to continue operating until its planned principal operations commence.

MARINE JET TECHNOLOGY CORP.
(A Devolopment Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
AS OF DECEMBER 31, 2002

NOTE 9 - GOING CONCERN (CONTINUED)

The Company anticipates the ability to raise additional money through Private Placement Memorandums. Additionally, the Company anticipates being listed as an Over-the-Counter Bulletin Board stock, which will provide an additional source of working capital for the Company. Finally, the Company plans to curtail expenses so that the current cash balance will allow the company to continue to operate.

Without realization of additional capital, it would be unlikely for the Company to continue as a going concern.

The officers and directors are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Marine Jet Technology, Corp:

We have audited the accompanying balance sheets of Marine Jet Technology, Corp. (a Development Stage Company) (a Nevada corporation) as of December 31, 2001 and 2000 and the statements of operations, accumulated deficit, cash flows and the statement of changes in stockholders' equity for the year ended December 31, 2001, from February 9, 2000 (Date of inception) to December 31, 2000 and from February 9, 2000 (Date of inception) to December 31, 2001. These financial statements are the responsibility of the Marine Jet Technology, Corp. management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marine Jet Technology, Corp. as of December 31, 2001 and the result of its operations, accumulated deficit, other comprehensive income, its cash flows and changes in stockholders' equity for the year ended December 31, 2001 and from February 9, 2000 (Date of inception ) to December 31, 2001, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As disclosed in Note 9 to these financial statements, the Company has had limited operations and has not established a long-term source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regards to this issue is also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Chavez & Koch, CPA's Ltd. Chavez & Koch, CPA's, Ltd.

December 20, 2002
Henderson, Nevada

MARINE JET TECHNOLOGY, CORP. (A Development Stage Company) BALANCE SHEETS AS OF DECEMBER 31, 2001 & 2000

	2001	2000
ASSETS
CURRENT ASSETS:
Cash	$31,367	$215
Prepaid expenses	810	-
Total current assets	32,177	215
FIXED ASSETS:
Office equipment	689
Equipment and machinery	30,000	-
Accumulated depreciation	(2,035)	-
Total fixed assets	28,654	-
OTHER ASSETS:
Amortized Intangible Assets:
Proprietary rights agreement, net of amortization	884	955
Patents, net of amortization	49,086	47,333
Total other assets	49,970	48,288
TOTAL ASSETS	$110,801	$48,503

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$-	$945
Notes payable-shareholder	-	7,375
Total current liabilities	-	8,320
STOCKHOLDERS' EQUITY:
Common stock, $0.001 par value, 45,000,000 shares authorized 20,732,570 and 20,205,000 shares issued and outstanding as of 12/31/01 and 12/31/00, respectively.	20,733	20,205
Preferred stock, $0.001 par value, 5,000,000 shares authorized, not shares issued and outstanding as of 12/31/01 and 12/31/00, respectively.	-	-
Additional paid-in capital	158,436	38,696
Deficit accumulated during devolopment stage	(68,368)	(18,718)
Total stockholders' equity	110,801	40,183
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$110,801	$48,503

The accompanying independent auditors' report and notes to financial statements should be read in conjunction with these Balance Sheets.

MARINE JET TECHNOLOGY, CORP.
(Development Stage Company)
STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
FROM JANUARY 1, 2001 TO DECEMBER 31, 2001, FEBRUARY 9, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000 AND FEBRUARY 9, 2000 (DATE OF INCEPTION)
TO DECEMBER 31, 2001

	01/01/2001- 12/31/2001	2/9/2000 - 12/31/2000	2/9/2000 - 12/31/2001

REVENUES:	$-	$-	$-

EXPENSES:
General and administrative expenses	(43,250)	(22,075)	(65,325)
Depreciation expense	(2,035)	-	(2,035)
Amortization expense	(3,775)	(2,493)	(6,268)
TOTAL EXPENSES	(49,060)	(24,568)	(73,628)

OTHER INCOME (EXPENSE):
Interest expense	(590)	-	(590)
Gain on the forgiveness of debt	-	5,850	5,850
TOTAL OTHER INCOME (EXPENSE)	(590)	5,850	5,260

NET INCOME (LOSS)	(49,650)	(18,718)	(68,368)

Deficit accumulated during devolopment stage,
Beginning of period	(18,718)	-	-

Deficit accumulated during devolopment stage,
end of period	$(68,368)	$(18,718)	$(68,368)

Weighted average number
of shares outstanding	20,426,753	15,061,250	18,189,401

Net income (loss) per basic shares	$(0.00)	$(0.00)	$(0.00)
Net income (loss) per diluted shares	$(0.00)	$(0.00)	$(0.00)

The accompanying independent auditors' report and notes to financial statements should be read in conjunction with these Statements of Operations and Accumulated Deficit.

MARINE JET TECHNOLOGY, CORP. (A Development Stage Company) STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY FROM FEBRUARY 9, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2001
	Shares	Amount	Additional Paid-in Capital	Deficit Accumulated During Dev. Stage	Total Stockholders' Equity
Issued for cash February 11, 2000	105,000	$105	$-	$-	$105
Issued for cash February 12, 2000	3,125,000	3,125	-	-	3,125
Issued for cash May 18, 2000	100,000	100	-	-	100
Issued for proprietary rights agreement May 19, 2000	1,000,000	1,000	-	-	1,000
Issued for patents May 19, 2000	15,875,000	15,875	33,906	-	49,781
Expense paid for by an officer & director December 31, 2000	-	-	4,790	-	4,790
Net income (loss) December 31, 2000	-	-	-	(18,718)	(18,718)
Balance at December 31, 2000	20,205,000	$20,205	$38,696	$(18,718)	$40,183
504 Offering July 31, 2001	527,570	528	104,986	-	105,514
Expenses paid for by an officer & director September 30, 2001	-	-	11,575	-	11,575
Expenses paid for by an officer & director December 31, 2001	-	-	3,179	-	3,179
Net income (loss) December 31, 2001				(49,650)	(49,650)
Balance December 31, 2001	20,732,570	$20,733	$158,436	$(68,368)	$110,801

The accompanying independent auditors report and notes to financial statements should be read in conjunction with this Statement of Changes in Stockholders' Equity.

MARINE JET TECHNOLOGY, CORP.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
 FROM JANUARY 1, 2001 TO DECEMBER 31, 2001, FEBRUARY 9, 2000 (DATE OF INCEPTION)
TO DECEMBER 31, 2000 AND FEBRUARY 9, 2000 (DATE OF INCEPTION)
TO DECEMBER 31, 2001

	01/1/2001 - 12/31/2001	2/9/2000 - 12/31/2000	2/9/2000 - 12/31/2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(49,650)	$(18,718)	$(68,368)

Adjustments to reconcile net (loss) net cash (used in)
provided by operating activites:
Depreciation and amortization	5,810	2,493	8,302
(Increase) decrease in prepaid expenses	(810)	-	(810)
(Increase) Decrease in accounts payable	(945)	945	-
NET CASH USED IN OPERATING ACTIVITIES	(45,595)	(15,280)	(60,876)

CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(30,688)	-	(30,688)
Purchase of licensing agreement, patents	(5,458)	(49,781)	(55,239)
NET CASH USED IN INVESTING ACTIVITIES	(36,146)	(49,781)	(85,927)

CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease in note payable-shareholder	(7,375)	7,375	-
Issuance of common stock	528	19,205	19,733
Additional paid-in capital	119,740	38,696	158,436
NET CASH PROVIDED BY FINANCING ACTIVITIES	112,893	65,276	178,169

NET INCREASE IN CASH	31,152	215	31,367

CASH - beginning of period	215	-	-
CASH - end of period	$31,367	$215	$31,367

Supplemental disclosures:
Interest paid	$590	$-	$590
Taxes paid	$-	$-	$-

The accompanying independent auditors report and notes to financial statements should be read in conjunction with this Statement of Cash Flows.

MARINE JET TECHNOLOGY, CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 & 2000

NOTE 1 - ORGANIZATION AND BACKGROUND

Marine Jet Technology, Corp. (a U.S. Operating Company and Nevada corporation) incorporated on February 9, 2000.The company was formed to develop and market a boat propulsion technology developed by the President of the Company. The Company currently has minimal operations and in accordance with SFAS #7, the Company is considered a development stage company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The financial statements of Marine Jet Technology, Corp. have been prepared on the accrual basis. Revenues are recognized when earned and expenses are recognized in the period incurred. The fiscal year end is December 31.

Cash and cash equivalents

The Company considers short-term investments with an original maturity of three months or less to be cash equivalents.

Prepaid expenses

The Company amortizes prepaid expenses over a period equivalent to the term of commitment. Prepaid expenses for the periods ended December 31, 2001, December 31, 2000 were $810 and $0, respectively.

Fixed assets

Fixed assets are recorded at cost. Ordinary maintenance and repairs are charged to expense as incurred and costs that materially increase the life of the assets are capitalized. Depreciation is recorded using the straight-line method over the estimated useful life of the assets, which are as follows:

Computer equipment Software Office equipment Office furniture Equipment and machinery	5 years 5 years 7 years 7 years 5 years

Depreciation for the periods ended December 31, 2001, and December 31, 2000 was $2,035 and $0, respectively.

MARINE JET TECHNOLOGY, CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
AS OF DECEMBER 31, 2001 & 2000

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings Per Share Calculations

Basic earnings per common share ("EPS") is computed by dividing income available to common stockholders by the weighed-average number of common shares outstanding for the period. The weighed-average number of common shares outstanding for computing basic EPS was 20,426,753 and 4,786,502 for the years ended December 31, 2001 and 2000, respectively. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. As of June 30, 2002, the Company had no outstanding securities that could have a dilutive effect on the outstanding common stock, respectively.

Amortized Intangible assets

Intangible Assets are recorded at their historical cost. Amortization is recorded using the straight-line method over the estimated useful life of the assets, which are as follows:

Proprietary rights agreement	14 years
Patents	13-14 years

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (SFAS #109) "Accounting for Income Taxes" ("SFAS No. 109"), which require the use of the liability method. SFAS No. 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in periods in which the deferred tax assets and liabilities are expected to be settled or realized.

MARINE JET TECHNOLOGY, CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
AS OF DECEMBER 31, 2001 & 2000

NOTE 3 - COMMITMENTS

The Company entered into a two-year lease agreement for office space and mail forwarding services for $135 per month that ends on May 31, 2002. On July 18, 2001, the Company paid the lease in full. The resulting prepaid balance as of March 31, 2002 is $810.

NOTE 4 - AMORTIZED INTANGIBLE ASSETS

Proprietary Rights Agreement (non-cash transaction)

The Company has recorded the purchase of a proprietary rights agreement on May 18, 2000 from David Lyman, co-developer of the boat propulsion technology. The Company recorded the agreement for a consideration of 1,000,000 shares of $0.001 par value stock of the Company, valued at $1,000.

The Company has adopted SFAS 142. Under guidance from SFAS 142, Management has determined that the value of the proprietary rights agreement, purchased in May of 2000, has not significantly decreased and there has been no reduction in the usefulness of the asset for the periods ended December 31, 2001 and December 31, 2000.

Patent Licensing Agreement

The Company has recorded the purchase of a patent licensing agreement using the seller's historical cost of $55,238. The licensing agreement provides the company with proprietary, licensing, patent, marketing and other intellectual property rights related to the patents. The patents secure the rights to the development of marine jet propulsion technology used to provide more efficient inlet ducts, power transfer, and jet pump operation.

The Company has adopted SFAS 142. Under guidance from SFAS 142, Management has determined that as the major intangible asset, the value of the patent licensing agreement, purchased in April of 2000, has not significantly decreased and there has been no reduction in the usefulness of the asset for the periods ended December 31, 2001 and December 31, 2000. However, these intangibles are being amortized in accordance with SFAS 142 as reflected on the schedule below.

Because the patents have not demonstrated their technological or commercial feasibility as December 31, 2001 and December 31, 2000, and since significant risks exist because of uncertainties the Company may face in the form of time and costs necessary to produce technological and commercial feasibility, there is uncertainty that the Company will be able to realize any value from the intangible asset should the technology fail to become viable.

MARINE JET TECHNOLOGY, CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
AS OF DECEMBER 31, 2001 & 2000

NOTE 4 - AMORTIZED INTANGIBLE ASSETS (CONTINUED)

Amortized Intangible Assets

Amortization expense for the periods ended December 31, 2001, and December 31, 2000 was $3,775 and $2,493, respectively.

	For the periods ended December 31:
	2001	2000
Proprietary rights agreement	$1,000	$1,000
Patents	55,238	49,781
Gross Carrying Amounts	56,238	50,781
Less: Accumulated Amortization	6,268	2,493
Net Amortized Intangible Assets	$49,970	$48,288

Scheduled amortization expense for each of the next five fiscal years are as follows:

Period ended December 31,
2002 2003 2004 2005 2006	$3,992 3,992 3,992 3,992 3,992
Thereafter	30,010
$49,970

NOTE 5 - STOCKHOLDER'S EQUITY

On February 11, 2000, the Company issued 105,000 of its $0.001 par value common stock to an officer and director of the Company for cash in the amount of $105. Of the total amount received, $105 is considered common stock and $0 is considered additional paid-in capital.

On February 12, 2000, the Company issued 3,125,000 shares of its $0.001 par value common stock as founder's shares to the Company's officers and directors for cash of $3,125. Of the total amount received, $3,125 is considered common stock and $0 is considered additional paid-in capital.

MARINE JET TECHNOLOGY, CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
AS OF DECEMBER 31, 2001 & 2000

NOTE 5 - STOCKHOLDER'S EQUITY (CONTINUED)

On May 18, 2000, the Company issued 100,000 shares of its $0.001 par value common stock to an officer and director of the Company for cash in the amount of $100. Of the total amount received, $100 is considered common stock and $0 is considered additional paid-in capital.

On May 19, 2000, the Company issued 1,000,000 shares of its $0.001 par value common stock as consideration for a "Proprietary Rights Agreement" valued at $1,000 (See Note 4). Of the total amount received, $1,000 is considered common stock and $0 is considered additional paid-in capital.

On May 19, 2000, the Company issued 15,875,000 shares of its $0.001 par value common stock as consideration for a "Patent Licensing Agreement" valued at $55,238 (See Note 8). Of the total amount received, $15,875 is considered common stock and $33,906 is considered additional paid-in capital.

During the period ended December 31, 2000, an officer, director and shareholder of the Company paid for expenses on behalf of the Company totaling $4,790. Of the total amount received, $0 is considered common stock and $4,790 is considered additional paid-in capital.

On July 31, 2000, the Company closed its Rule 504 offering and issued 527,570 shares of its $0.001 par value common stock for cash in the amount of $105,514. Of the total amount paid, $528 is considered common stock and $104,986 is considered additional paid-in capital.

During the period ended September 30, 2001, an officer, director and shareholder of the Company paid for expenses on behalf of the Company totaling $11,575. Of the total amount received, $0 is considered common stock and $11,575 is considered additional paid-in capital.

During the period ended December 31, 2001, an officer, director and shareholder of the Company paid for expenses on behalf of the Company totaling $3,179. Of the total amount received, $0 is considered common stock and $3,179 is considered additional paid-in capital.

For the periods ended December 31, 2001 and December 31, 2000, the Company had 20,732,570 and 20,205,000 shares of common stock issued and outstanding, held by 113 shareholders of record for both periods.

MARINE JET TECHNOLOGY, CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
AS OF DECEMBER 31, 2001 & 2000

NOTE 6 - WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional shares of common stock that are not disclosed on the balance sheets.

NOTE 7 - RELATED PARTY TRANSACTIONS

The Company entered into a Patent License Agreement ("Agreement") with Jeff P. Jordan and Robert J. Tomlinson ("Licensors"), officers and directors of the Company, to issue rights to all of the marketing, proprietary, licensing, patent and intellectual rights to US Patent #5,658,176, "Marine Jet propulsion System," US Patent #5,679,035, "Marine Jet Propulsion Nozzle and Method", and US Patent #5,683,276, "Marine Jet Propulsion Inlet Duct and Method", in exchange for 15,875,000 shares of the company's $0.001 par value common stock (See Note 6). The Agreement grants to the Company exclusive rights to the use of the Patents for all applications under 400hp.

The Company also entered into NonCompetition Agreements with the Licensors whereby for a period of 5 years from the date of the agreement, Licensors will not engage in or carry on, directly or indirectly, any business in competition with the business of the Company relating to the Patents that are the subject of the Patent License Agreement. No valuable consideration was given for the NonCompetition Agreements.

The Company purchased equipment from an officer and director of the Company on August 31, 2001 with cash in the amount of $30,000.

NOTE 8 - INCOME TAXES

As of December 31, 2001, the Company has a net operating loss carry forward of approximately $68,368 for tax purposes, which will be available to offset future taxable income. If not used, this carryforward will expire in 2021. The deferred tax asset relating to the net operating loss carry forward of approximately $12,092 has been fully reserved at December 31, 2001.

NOTE 9 - GOING CONCERN

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which assumes the realization of assets and liquidation of liabilities in the normal course of business. Since the Company has not commenced its planned principal operations, the Company intends to raise sufficient capital needed to continue operating until its planned principal operations commence.

MARINE JET TECHNOLOGY, CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
 AS OF DECEMBER 31, 2001 & 2000

NOTE 9 - GOING CONCERN (CONTINUED)

The Company anticipates the ability to raise additional money through Private Placement Memorandums. Additionally, the Company anticipates being listed as an Over-the-Counter Bulletin Board stock, which will provide an additional source of working capital for the Company. Finally, the Company plans to curtail expenses so that the current cash balance will allow the company to continue to operate.

Without realization of additional capital, it would be unlikely for the Company to continue as a going concern.

The officers and directors are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

Part III

Item 1.   Index to Exhibits

Exhibit #	Name and/or Identification of Exhibit
* 2.

Plan of acquisition, reorganization, arrangement, liquidation, or succession
(a) Marine Jet Technology License Agreement
(b) Amendment to Marine Jet Technology License Agreement of May 22, 2000
(c) Second Amendment to Marine Jet Technology License Agreement of May 22, 2000
(d) Proprietary Rights Agreement

* 3.

Articles of Incorporation & By-laws
(a) Articles of Incorporation of the Company filed February 9, 2000
(b) Amendment to the Articles of Incorporation filed December 5, 2000
(c) Amendment to the Articles of Incorporation filed January 5, 2001
(d) By-laws of the Company adopted February 12, 2000

* 10.	Material Contracts Office lease agreement.
* 16.	Letter on Change in Certifying Accountant (a) Letter from G. Brad Beckstead, CPA (b) Independent Auditor's Report dated October 4, 2001

* Previously filed.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 28th day of February, 2003.

MARINE JET TECHNOLOGY CORP. (Registrant)

By:	/s/ Jeff P. Jordan Jeff P. Jordan President